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                                                                      EXHIBIT 11

                                 October 1, 2001


[SunAmerica Letterhead]


SunAmerica Money Market Funds, Inc.
The SunAmerica Center
733 Third Avenue
New York, New York  10017-3204

Ladies and Gentlemen:

         I have acted as counsel for SunAmerica Money Market Funds, Inc. (the "Fund"), a Maryland corporation, in connection with the proposed acquisition by each separate investment portfolio of the Fund designated as an "Acquiring Fund" (each, an "Acquiring Fund" and, collectively, the "Acquiring Funds") in the Agreement and Plan of Reorganization dated September 28, 2001 (the "Agreement") by and between the Fund and North American Funds, a Massachusetts business trust ("NAF"), of all of the assets of the corresponding investment portfolio of NAF designated as an "Acquired Fund" (each, an "Acquired Fund" and, collectively, the "Acquired Funds") in the Agreement, in exchange solely for shares of the respective Acquiring Fund and such Acquiring Fund's assumption of all of the liabilities of the Acquired Fund. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Proxy Statement and Prospectus (as defined below).

         This opinion is furnished in connection with the Fund's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to Class A, Class B, Class II and Class I shares of common stock, in the case of SunAmerica Money Market Fund, and to Class A, Class B and Class II shares, in the case of SunAmerica Municipal Money Market Fund, par value $0.001 per share (the "Shares"), to be issued in each Reorganization.

         As counsel for the Fund, I am familiar with the proceedings taken by it in connection with the proposed authorization, issuance and sale of the Shares. In addition, I have examined and am familiar with the Articles of Incorporation and the By-Laws of the Fund, in each case as amended, supplemented, and in effect on the date hereof. I have also examined a certificate issued by the State Department of Assessments and Taxation of the State of Maryland, certifying the existence and good standing of the Fund, and such other documents as I have deemed relevant to the matters referred to in this opinion.

         Subject to the effectiveness of the Registration Statement and compliance with applicable state securities laws, and based on and subject to the foregoing examination, I am of the opinion that subsequent to the approval of the Agreement as set forth in the proxy statement and prospectus constituting a part of the Registration Statement (the "Proxy Statement and Prospectus"), the Shares, upon issuance in the manner referred to in the Registration Statement,
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for consideration not less than the par value thereof, will be legally issued, fully paid and non-assessable shares of common stock of the Fund.

         I am a member of the Bar of the State of Maryland. Insofar as any opinion expressed herein involves the laws of the State of Maryland, such opinion should be understood to be based on my review of the published statutes of such state, and, where applicable, published cases of the courts and rules or regulations of regulatory bodies of such state. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Proxy Statement and Prospectus constituting a part thereof.


                                       Very truly yours,

                                       /s/ Robert M. Zakem, Esq.

                                       Robert M. Zakem, Esq.